EXHIBIT 10.2

Amended and Restated Consulting Agreement

           This Amended and Restated Agreement is entered into as of May 17, 2006, by and between Safescript of Ohio, Inc. ("SSO"), a Ohio corporation, and Slager Energy Holdings, Inc. ("Slager"), collectively called "the Parties."

Recitals

A. SSO is a privately held company; and

           B.           SSO desires to expand its business and open more wholesale pharmacies. And to pursue such opportunities, SSO will seek to become a public company and have its shares publicly traded on the Over The Counter Bulletin Board.

           C.           Since July 2004, Slager has provided and continues to provide consulting services concerning the search and evaluation of a merger or business combination with a corporation having a significant number of shareholders and the requirements and strategies to become a publicly traded company.

D. Slager is in the business of investor relations and consulting to private companies seeking to trade their shares publicly.

           E.           Slager introduced SSO to Signature Healthcare, Inc. ("Signature") in September 2004. SSO has signed a Plan and Agreement of Merger with Signature Healthcare, Inc. ("Signature"), with the assistance of Slager, which merger agreement has yet to be closed and consummated.

F. This Amended and Restated Agreement the ("Agreement") is intended to serve as a complete replacement and substitute for the consulting agreement between SSO and Slager dated July 23, 2004.

Agreement

Now, therefore, in consideration of the mutual covenants, representations, and considerations set forth herein, the receipt and sufficiency of each being admitted and acknowledged by each party, the Parties agree to the following:

1.0 Representations and Warranties of SSO. SSO warrants and represents that:

1.1 It is duly incorporated in the State of Ohio, is in good standing with the Secretary of State and Comptroller of Public Accounts, and has the legal standing to enter into this Agreement. SSO will reincorporate in the State of Nevada.

1.2 The person executing this Agreement on behalf of SSO has the authority to do so, has received any necessary director or shareholder approval to execute this Agreement and SSO will provide Slager a copy of a Corporate resolution authorizing the execution of this Agreement.

1.3 SSO agrees that all information provided to Slager pursuant to this Agreement is true and correct and that it will not withhold from Slager any relevant information and that the withholding of material information would be considered a breach of this Agreement.

1.4 SSO agrees to include common shares of SSO paid to Slager in any future registration of securities and include shares to piggyback any current or future registration statement filed with the Securities and Exchange Commission with piggyback rights to carryforward to any successor or merged company. Piggyback registration rights shall include the common stock underlying any warrants issued to Slager. Registration shall include an initial Form 10SB filing or pre-public filings such as an SB-2 registration for which earned shares shall be included.

1.5 SSO will pursue a merger with a corporation with a significant number of shareholders with the objective of trading the combined company's shares publicly on the Over The Counter Bulletin Board ("OTC BB") for which market requires 300 round lot shareholders.

1.6 In pursuit of a corporate merger, Slager will be the only consultant, or agent hired by SSO to find, evaluate, and introduce to SSO such merger candidate for a period of six months from the signing of this Agreement. Within the six-month period, SSO will not hire employees or retain other consultants or agents for said purpose of pursuing a corporate merger or competing with Slager.

2.0 Representations and Warranties of Slager. Slager warrants and represents that:

2.1 It is duly incorporated in the State of Texas, is in good standing with the Secretary of State and Comptroller of Public Accounts, and has the legal standing to enter into this Agreement.

2.2          Devin Slager, the principal of Slager Energy Holdings, Inc., is an individual with experience in corporate evaluations and assessments. Slager will consult to SSO regarding a business merger with a corporation to be introduced and the planning and steps required to trade the combined corporation's shares on the OTC BB, a public market.

2.3 Slager will assist in the preparation and review of a business summary for SSO, which can be shown to perspective corporate merger candidates.

2.4          Slager will search for and introduce to SSO corporation(s) that are merger prospects. The corporation(s) introduced may have insignificant business operations but will have a significant shareholder base. For definition, significant would be 200 shareholders or greater. Slager does not represent or warrant that the merger prospects introduced will be acceptable to SSO.

2.5 Slager will introduce to SSO a securities attorney with experience in assisting firms make initial pre-public filings with the Securities & Exchange Commission and other securities regulators.

2.6 Slager will search for and introduce to SSO a securities broker-dealer that makes markets on the OTC Bulletin Board that sponsors new companies listing on the OTC BB.

2.7          Slager is not a licensed broker-dealer, accounting firm, or law firm. Slager is not a registered investment advisor nor an investment company as specified under the Investment Company Act of 1940. Slager does not hold itself out as a broker-dealer or make investment representations or solicitations on behalf of its clients.

2.8          Slager will be available to consult with Kent Freeman, SSO President, on a reasonable basis at reasonable times concerning 2.2 - 2.6 above, and issues pertaining to perspective mergers and acquisitions. SSO may at is discretion reimburse Slager for travel and out of pocket expenses. Slager shall not be required to incur travel expenses.

3.0 Introduction. Introductions of merger prospects and broker-dealers will be made in writing via fax or other method that obtains a written receipt.

4.0 Compensation. As payment for the services rendered herein by Slager in introducing SSO to Signature and assisting with the merger, SSO shall pay, deliver and transfer to Slager the following:

a)

$2,000.00 per month, with the payment for the first 30 days (between July 23 - August 31) in the amount of $2,000.00 deferred until December 15, 2004. The first payment of $2,000.00 for the month of September is due on September 1, 2004. Monthly payments are due on the first of the month with the exception of the first thirty (30) days.

b)

Within twenty (20) days after closing and consummation of the proposed merger between SSO and Signature, Signature, as the successor to SSO's obligations by reason of the merger, will be obligated to deliver to Slager (i) 286,234 shares of Series A convertible preferred stock of Signature; (ii) 83,932 Class "A" warrants; and (iii) 164,100 Class "C" warrants , in each case bearing the same rights and terms as those warrants issued by Signature in the merger. The number of Series A convertible preferred stock, Class A and Class C warrants stated above are after giving effect to a one-for-twenty reverse split of Signature's common stock.

c)

Stock compensation for introducing a securities broker-dealer to SSO or its successor has been foregone by Slager. Representation and warranty by Slager under section 2.6 will not affect or invalidate compensation under Section 4.0, part b., of this Agreement.

5.0 Disclosure. SSO agrees to provide Slager with its latest financial records and all other documents requested by Slager at such times that this disclosure is required by Slager to perform services in paragraphs under heading 2.0 above. The parties agree that any information provided of a confidential nature will not be disclosed to others.

6.0 Termination. This Agreement shall expire on May 31, 2006 or earlier on the date when the shares of SSO begin to trade in a public marketplace. Slager also reserves the right to terminate this Agreement under clause 1.3 above. Termination dates in no way prevent shares of SSO from being earned by Slager from introductions made in 2.4 and 4.0 above even if a corporate merger or broker sponsorship results from such introductions after the termination date of this Agreement.

7.0 Indemnification. SSO agrees, at is expense, to defend, indemnify and hold Slager harmless against all liabilities, damages, costs, fees, and expenses, including reasonable attorney fees, arising out of suits, claims, fees, and expenses, arising out of suits, claims, actions, or proceedings brought by or on behalf of any person on account of a breach of this Agreement by SSO or as a result of intentional misrepresentation made by SSO.

8.0 Non-Assignment. This Agreement may not be assigned, sublicensed or otherwise transferred by either party, whether by operation of law or otherwise, without the written consent of both parties.

9.0 Attorney's Fees. In the unlikely event litigation should be instituted to enforce the terms of this Agreement, or any legal or equitable action or any arbitration or other proceedings is brought for the enforcement or interpretation of this Agreement, or because of alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney's fees and other costs incurred in such action or proceeding, in addition to relief to which it or they may be entitled.

10.0 Entire Agreement. This agreement constitutes the entire agreement between the parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties and their representatives, including the Consulting Agreement between the Parties dated July 23, 2004. No supplement, modification, or amendment of this Agreement shall be binding on and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and assigns.

11.0 Venue. This Agreement shall be deemed made under the laws of the State of Nevada and shall be interpreted in accordance with the laws of Nevada. Venue for any action brought as a result of this Agreement shall be in Clark County, Nevada.

12.0 Notices. All notices required to be sent by either party shall be in writing and shall be sent by certified mail, postage prepaid, to the address of the other party listed below.

Executed on the date first entered above.

Slager Energy Holdings, Inc.	Safescript of Ohio, Inc.

by: /s/ Devin W. Slager	by: /s/ Kent Freeman
Mr. Devin Slager, President	Mr. Kent Freeman, President
President	President
104 E. Fairview Avenue, No. 209	503 Fourth St. East
Meridian, ID 83642	South Point, Ohio 45680
5/17/2006